ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-261476
Dated October 13, 2023
Buffered PLUS Based on the Performance of the iShares® Silver Trust due on or about November 4, 2026
Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
This document provides a summary of the terms of the Buffered Performance Leveraged Upside SecuritiesSM (the “Buffered PLUS”). Investors should carefully review the accompanying preliminary pricing supplement for the Buffered PLUS, the accompanying product supplement, the underlier supplement, the prospectus supplement and the prospectus, as well as the “Risk Considerations” section below, before making an investment decision.
The Buffered PLUS do not guarantee any return of principal at maturity and you could lose up to 85% of your investment. The Buffered PLUS are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS”), and all payments on the Buffered PLUS are subject to the credit risk of BNS. As used in this document, “we,” “us,” or “our” refers to BNS.

SUMMARY TERMS
Issuer:	The Bank of Nova Scotia
Issue:	Senior Note Program, Series A
Underlying shares:	iShares® Silver Trust (Bloomberg Ticker: “SLV UP”)
Stated principal amount:	$1,000.00 per Buffered PLUS
Issue price:	$1,000.00 per Buffered PLUS
Minimum investment:	$1,000.00 (1 Buffered PLUS)
Coupon:	None
Pricing date:	October 31, 2023
Original issue date:	November 3, 2023 (3 business days after the pricing date; see preliminary pricing supplement).
Valuation date:	October 30, 2026, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Maturity date:	November 4, 2026, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Payment at maturity per Buffered PLUS:
■       If the final share price is greater than the initial share price:
$1,000.00 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
■       If the final share price is less than or equal to the initial share price, but not by more than the buffer amount:
$1,000.00
■       If the final share price is less than the initial share price by more than the buffer amount:
$1,000.00 + [$1,000.00 × (underlying return + buffer amount)]
If the final share price is less than the initial share price by more than the buffer amount, you will lose 1% for every 1% that the final share price falls below the initial share price in excess of the buffer amount and could lose up to 85% of your investment in the Buffered PLUS.

Buffer amount:	15%
Underlying return:	(final share price – initial share price) / initial share price
Leverage factor:	300%
Leveraged upside payment:	$1,000.00 × leverage factor × underlying return
Maximum gain:	53.00%
Maximum payment at maturity:	$1,530.00 per Buffered PLUS (153.00% of the stated principal amount)
Initial share price:
The closing price of the underlying shares on the pricing date, as determined by the calculation agent and as may be adjusted in the case of certain adjustment events as described in the accompanying product supplement.

Final share price:
The closing price of the underlying shares on the valuation date, as determined by the calculation agent and as may be adjusted in the case of certain adjustment events as described in the accompanying product supplement.

CUSIP/ISIN:	06417YWH8 / US06417YWH88
Listing:	The Buffered PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Commission:	$30.00 per Buffered PLUS
Estimated value on the pricing date:	Expected to be between $919.66 and $949.66 per stated principal amount. See “Risk Factors” in the preliminary pricing supplement.
Preliminary pricing supplement	http://www.sec.gov/Archives/edgar/data/9631/000114036123048112/ef20012549_424b2.htm
HYPOTHETICAL PAYOUT
The below figures are based on the leverage factor of 300% and maximum gain of 53.00% and are purely hypothetical (the actual terms of your Buffered PLUS will be determined on the pricing date and will be specified in the final pricing supplement).

Hypothetical Payment at Maturity

Change in Underlying Index	Payment at Maturity
+80.00%	$1,530.00
+60.00%	$1,530.00
+40.00%	$1,530.00
+20.00%	$1,530.00
+17.67%	$1,530.00
+15.00%	$1,450.00
+10.00%	$1,300.00
+5.00%	$1,150.00
0.00%	$1,000.00
-5.00%	$1,000.00
-10.00%	$1,000.00
-15.00%	$1,000.00
-20.00%	$950.00
-30.00%	$850.00
-40.00%	$750.00
-50.00%	$650.00
-60.00%	$550.00
-70.00%	$450.00
-80.00%	$350.00
-90.00%	$250.00
-100.00%	$150.00

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You will find a link to the accompanying preliminary pricing supplement for the Buffered PLUS above and links to the accompanying product supplement, underlier supplement, prospectus supplement and prospectus for the Buffered PLUS under “Additional Information About BNS and the Buffered PLUS” in the preliminary pricing supplement, which you should read and understand prior to investing in the Buffered PLUS.
The issuer has filed a registration statement (including a prospectus as supplemented by a prospectus supplement, underlier supplement, product supplement and the preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC, including the accompanying preliminary pricing supplement and the accompanying prospectus supplement, underlier supplement and product supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (212) 225-5678. Our Central Index Key, or CIK, on the SEC web site is 0000009631.
Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to Return Characteristics
▪	You may lose up to 85% of your investment in the Buffered PLUS.
▪	The stated payout from the issuer applies only at maturity.
▪	Your potential return on the Buffered PLUS is limited to the maximum gain.
▪	You will not receive any interest payments.
▪	The amount payable on the Buffered PLUS is not linked to the price of the underlying shares at any time other than the valuation date.
▪	Owning the Buffered PLUS is not the same as owning the underlying shares or the underlying constituents.
Risks Relating to Characteristics of the Underlying Shares
▪	An investment in the Buffered PLUS involves market risk associated with the underlying shares.
▪	There can be no assurance that the investment view implicit in the Buffered PLUS will be successful.
▪	The underlying shares hold only a single commodity and its performance may be more volatile than that of an exchange-traded fund with more diversified holdings.
▪	The price of the underlying shares is not necessarily representative of the silver industry and may not track the market value of silver.
▪	There are risks associated with an investment that is linked to the performance of an exchange-traded fund.
▪	BNS cannot control actions by the sponsor and the sponsor has no obligation to consider your interests.
▪	There are risks in securities relating to commodities trading on the London Bullion Market Association.
Risks Relating to Estimated Value and Liquidity
▪	BNS’ initial estimated value of the Buffered PLUS at the time of pricing (when the terms of your Buffered PLUS are set on the pricing date) will be lower than the issue price of the Buffered PLUS.
▪
Neither BNS’ nor SCUSA’s estimated value of the Buffered PLUS at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities.

▪	BNS’ initial estimated value of the Buffered PLUS does not represent future values of the Buffered PLUS and may differ from others’ (including SCUSA’s) estimates.
▪	The Buffered PLUS have limited liquidity.
▪
The price at which SCUSA would buy or sell your Buffered PLUS (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Buffered PLUS. SCUSA’s estimated value of the Buffered PLUS is determined by reference to its pricing models and takes into account BNS’ internal funding rate.

▪	The price of the Buffered PLUS prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount.
Risks Relating to General Credit Characteristics
▪	Payments on the Buffered PLUS are subject to the credit risk of BNS.
Risks Relating to Hedging Activities and Conflicts of Interest
▪
Hedging activities by BNS and SCUSA may negatively impact investors in the Buffered PLUS and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Buffered PLUS.

▪	The calculation agent can make antidilution and other adjustments that may adversely affect the market value of, and return on, the Buffered PLUS.
▪
We, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the sponsor and the market activities by us, SCUSA or our other affiliates for our or their own respective accounts or for our clients could negatively impact investors in the Buffered PLUS.

▪	Activities conducted by BNS and its affiliates may impact the value of the underlying shares and the value of the Buffered PLUS.
▪	The calculation agent will have significant discretion with respect to the Buffered PLUS, which may be exercised in a manner that is adverse to your interests.
▪	BNS and its affiliates may publish research or make opinions or recommendations that are inconsistent with an investment in the Buffered PLUS.
Risks Relating to Canadian and U.S. Federal Income Taxation
▪
Uncertain tax treatment. Significant aspects of the tax treatment of the Buffered PLUS are uncertain. You should consult your tax advisor about your tax situation. See “Additional Information About the Buffered PLUS — Tax Considerations” and “— Material Canadian Income Tax Consequences” in the preliminary pricing supplement.

Underlying Shares
For information about the underlying shares, including historical performance information, see “Information About the Fund” in the preliminary pricing supplement.

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